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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File No. 000-24345
                                            ----------
                           CliniChem Development Inc.
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            (Exact name of registrant as specified in its charter)


    275 Armand-Frappier Blvd., Laval, Quebec, Canada H7V 4A7 (450) 978-7700
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                             Class A Common Shares
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           (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(i)      / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(2)(i)    /X/        Rule 12h-3(b)(2)(i)      /x/
     Rule 12g-4(a)(2)(ii)   / /        Rule 12h-3(b)(2)(ii)     / /
                                       Rule 15d-6               / /

        Approximate number of holders of record as of the certification or notice date: One (1)
             --------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, CliniChem Development Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  December 15, 2000             By: /s/ Guy Lord
        -----------------                 -------------------------------
                                          Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
SEC 2069 (3-89)  INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                 UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.